Quepasa Corporation to Restate Fiscal 2004 Financials for Non-Cash Amount Related to Series A Convertible Preferred Stock Deemed Dividend (Below the Net Loss Line Item); No Impact on Reported Revenues, Assets, Liabilities or Shareholders' Equity.

PHOENIX, AZ, June 9 - Quepasa Corporation (OTC:QPSA) ("Quepasa"), a leading provider of performance oriented marketing solutions for the U.S. Hispanic Market, announced today that it will restate its financial statements to quantify a beneficial conversion feature of its preferred stock.

Quepasa President Fernando Ascencio said, "This restatement does not relate to the revenues or the actual operating results of the Company. The restatement relates to a deemed dividend resulting from the conversion price feature of our Series A Convertible Preferred Stock issued in 2004." The Company's shareholders' equity, liabilities and assets are unaffected by the restatements.

The principal reasons and effects of the adjustments referenced earlier in this press release are summarized below:

Beneficial Conversion Feature: During 2004, the Company completed private placements of Series A Convertible Preferred Stock. The restatement relates solely to the imbedded beneficial conversion feature associated with the convertible preferred stock issued. Accordingly, the Company intends to revise its financial statements as of September 30, 2004 and for the year then ended to record a deemed dividend to the holders of the preferred stock totaling $1,897,700.

As a result of this non-cash charge, net loss attributable to common shareholders increased from $2,466,264 to $4,363,964 for the nine months ended September 30, 2004 and from $3,281,409 to $5,179,109 for the year ended December 31, 2004. The Company's revenue, shareholders equity, liabilities and assets are unaffected by the restatement.

Statements made in this news release related to current events and product development or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in our industry and for companies engaged in the development of new products. These risks are discussed in Quepasa's most recent Form 10-K and in other SEC filings. Consider such risks carefully in evaluating Quepasa's prospects.

For further information please contact: Charles Mathews of Quepasa Corporation, +1-602-716-0100 ext. 258